UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 10, 2017

RENTECH, INC.

(Exact name of registrant as specified in its charter)

Colorado	001-15795	84-0957421
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1000 Potomac Street NW, 5th Floor Washington, DC	20007
(Address of principal executive offices)	(Zip Code)

(Registrant’s telephone number, including area code): (202) 791-9040

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On April 10, 2017, Rentech, Inc. (the “Company”) received a notification letter from the Listing Qualifications Department of The NASDAQ Stock Market LLC (“NASDAQ”) indicating that the Company is not in compliance with NASDAQ Listing Rule 5550(a)(2) (the “Rule”) because the closing bid price of the Company’s common stock on The Nasdaq Capital Market has been below $1.00 per share for 30 consecutive business days. The Nasdaq notification has no immediate effect on the listing or trading of the Company’s common stock, which will continue to trade on The Nasdaq Capital Market under the symbol “RTK”.

The Company has 180 calendar days, or until October 9, 2017, to regain compliance. If, at any time before that date, the closing bid price of the Company’s common stock is at least $1.00 per share or more for a minimum of 10 consecutive business days, NASDAQ will notify the Company that it has achieved compliance with the Rule.

If the Company does not regain compliance by October 9, 2017, the Company may be eligible for a second compliance period of 180 calendar days. To qualify, the Company will be required to meet the continued listing requirement for market value of publicly held shares and all other initial listing standards for The Nasdaq Capital Market, with the exception of the bid price requirement, and will need to provide NASDAQ written notice of its intention to cure the deficiency during the second compliance period.

If it appears to the NASDAQ staff that the Company will not be able to cure the deficiency, or if the Company does not cure the deficiency following the additional time, NASDAQ will notify the Company that its common stock will be subject to delisting. At that time, the Company may appeal the Staff’s delisting determination to a Hearings Panel. If the Company timely appeals, it would remain listed pending the Hearing Panel’s decision.

The Company intends to monitor the closing bid price of its common stock and may consider implementing available options to regain compliance with the Rule. This information is being provided to comply with NASDAQ Listing Rules requiring public announcement of the Company’s receipt of the notification letter from NASDAQ.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RENTECH, INC.

Date: April 11, 2017	By: /s/ Colin Morris
Colin Morris Senior Vice President and General Counsel